UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Brocade Communications Systems, Inc. (“Brocade”) by Broadcom Limited (“Ultimate Parent”), a limited liability company organized under the laws of the Republic of Singapore, Broadcom Corporation (“Parent”), a California corporation and an indirect subsidiary of Ultimate Parent, and Bobcat Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 2, 2016 by and among Brocade, Ultimate Parent, Parent and Merger Sub:

(i)	Letter to certain Customers and Partners first distributed on November 8, 2016 by Brocade executives.

The item listed above was first used or made available on November 8, 2016.

Letter to certain Customers and Partners first distributed on November 8, 2016 by Brocade executives

Subject: Brocade’s commitment to supporting our customers and partners

Dear XX,

As a valued customer/partner of Brocade, I am reaching out regarding our plans to sell and support Brocade solutions in light of our November 2 announcement of a definitive agreement under which Broadcom will acquire Brocade and subsequently divest our IP Networking business. I want you to know that, despite what you might be hearing from our competitors or other sources, we stand by our commitments and our contractual obligations. Full stop.

Under the agreement, Broadcom will acquire Brocade in its entirety, including all contracts and support obligations. Due to the competitive overlap with some of Broadcom’s most important customers, Broadcom plans to seek a buyer for Brocade’s IP Networking business — consisting of wireless and campus networking, data center switching and routing, and software networking solutions — to continue to build on the momentum of that business.

As we have announced, we are fully committed to supporting Broadcom in these efforts. Brocade and Broadcom are both confident that we will find a great home for our IP Networking business that will best position that business for its next phase of growth, building on the innovation and momentum Brocade has developed with the portfolio.

In the meantime, we will continue to honor all our commitments to customers and partners. We remain an independent, public company through the close of the transaction and all existing contractual commitments remain in effect. We will continue to sell and support all of our products and services, including our IP Networking and Storage Area Networking solutions, as we have in the past.

Thank you for being a truly valued customer. If you have any questions whatsoever, please do not hesitate to contact your Brocade account team or me personally. I am fully committed to ensuring the smoothest possible transition for all of our customers and partners and hope we can count on your continued support.

Sincerely,

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed transaction, Brocade intends to file relevant materials with the SEC, including a proxy statement. Promptly after filing its definitive proxy statement, Brocade will mail the proxy statement to each Brocade stockholder entitled to vote at the special meeting relating to the transaction. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT BROCADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents filed by Brocade with the SEC in connection with the transaction (when they become available), may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Brocade’s website (http://www.brcd.com) or by contacting Brocade’s Investor Relations at (408) 333-6208 or scoli@brocade.com.

Brocade and its directors and officers may be deemed to be participants in the solicitation of proxies from Brocade’s stockholders with respect to the proposed transaction. Information about Brocade’s directors and officers and their ownership of Brocade’s common stock is set forth in Brocade’s proxy statement on Schedule 14A filed with the SEC on February 25, 2016, and Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, filed on December 22, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.